Exhibit 99.1



Contact:   Mark A. Steinkrauss, Vice President, Corporate Relations
           (312) 592-5384  mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

                      TDS CONVERTS VOICESTREAM SHARES INTO
                   DEUTSCHE TELEKOM SHARES AND CASH IN MERGER

May 31, 2001 - Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX:TDS] announced that its 35,837,271 VoiceStream Wireless Corporation [Nasdaq:VSTR] common shares were converted into 131,461,861 Deutsche Telekom AG ordinary shares and $570.0 million of cash. Each VoiceStream share held by TDS was converted into 3.6683 shares of Deutsche Telekom and $15.9062 of cash. This transaction is a result of the merger of VoiceStream Wireless Corporation with a subsidiary of Deutsche Telekom. Deutsche Telekom ordinary shares are traded principally on the Frankfurt Stock Exchange under the symbol "DTE".

The conversion of VoiceStream common shares into Deutsche Telekom ordinary shares is a non-taxable transaction. The cash received is taxable currently. The after-tax cash will be used for general corporate purposes.

TDS is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing cellular and local telephone service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. The Company employs 9,000 people and serves 4 million customers in 34 states.



For more information about TDS and its subsidiaries, visit the web sites at:
TDS:  http://www.teldta.com               TDS Telecom: http://www.tdstelecom.com
USM:  http://www.uscellular.com